Exhibit 99.1

Choice One Communications Reports Full Year and Fourth Quarter
2003 Results


   ROCHESTER, N.Y.--(BUSINESS WIRE)--Feb. 25, 2004--Choice One
Communications:

2003 Highlights:

   --  Revenue was $322.9 million; up 11% from 2002

   -- Network costs were $157.7 million, or 48.9% of revenue, compared with $163.9 million, or 56.4% of revenue for 2002

   -- Adjusted EBITDA was $36.2 million; reflects $50.9 million improvement from 2002 adjusted EBITDA losses of 14.7 million

   --  Capital expenditures were $12.4 million, compared with $28.5 million in 2002

   -- Net cash used in operations was $3.7 million in 2003 compared with $55.1 million in 2002

   -- Company had positive cash flow from operations in third and fourth quarters

   -- Introduced Select Savings.free competitively priced bundled voice and data solution

   --  Launched key accounts initiative

   --  Introduced residential services

   Choice One Communications (OTCBB:CWON), an Integrated Communications Provider offering facilities-based voice and data telecommunications services, including Internet solutions, to clients in 29 Northeast and Midwest markets, today announced full year and fourth quarter 2003 operating and financial results.
   "During 2003, Choice One achieved significant improvements in our financial results with a particular focus on cash flows as we continued to evolve from a primarily voice-centric company to an integrated voice and data communications provider," stated Steve Dubnik, chairman and chief executive officer. "We introduced new, competitively priced bundled voice and data services and we began our expansion into new market segments. We completed important operational initiatives that leverage our network footprint to create network efficiencies that significantly reduced our cost to provide service to clients. Perhaps most importantly, we take pride in providing high quality service to our clients and continue to have one of the highest client retention rates in the industry."

   Full Year Results

   Revenue for the year was $322.9 million, up 11% from $290.8 million for full year 2002. Network costs for 2003 were $157.7 million, or 48.9% of revenue, compared with $163.9 million, or 56.4% of revenue for 2002. During 2003, the company expanded its use of fiber and deployed more cost-effective access technologies in its network. Selling, general and administrative (SG&A) expenses declined by 18% in 2003 compared with 2002, primarily due to a reduction in the total number of colleagues, continued automation of back-office processes and ongoing cost reduction initiatives. SG&A expenses were $129.0 million, or 39.9% of revenue for 2003, compared with $157.6 million, or 54.2% of revenue in 2002.
   Adjusted EBITDA (See Note 1) for 2003 was $36.2 million, or 11.2% of revenue, compared with adjusted EBITDA losses of $14.7 million, or (5.1%) of revenue for 2002. The company's capital expenditures during 2003 were primarily to support new client acquisitions within its 29-market operating footprint. Capital expenditures were $12.4 million in 2003, a reduction of 57% from 2002 capital expenditures of $28.5 million. The company reported $3.7 million net cash used in operations for full year 2003, compared with $55.1 million of net cash used in operations for 2002.
   Cash interest expense (see Note 2) was $29.6 million in 2003, compared with $30.0 million in 2002. At December 31, 2003, the company had $16.2 million of cash on hand.
   Net loss applicable to common stockholders was $148.3 million, or $2.75 per share, in 2003 compared with $524.1 million, or $11.50 per share, in 2002. Net loss per share in 2002 included non-cash charges of $294.5 million for the impairment of long-lived assets and $5.3 million in restructuring costs.

   2003 Accomplishments

   During 2003 Choice One focused on strategic initiatives that position the company to leverage new growth opportunities, enhance service to its growing client base, reduce operating costs and improve profitability and cash management.
   Choice One introduced Select Savings and Select Savings.free, a suite of new competitively priced bundled voice and data services that leverage the company's network infrastructure and position it to effectively compete across a wider target client segment. The introduction of Select Savings and Select Savings.free has contributed to significant increases in sales volume and productivity per sales colleague, has more than doubled the percentage of new clients subscribing to data services and has contributed to significant increases in the average number of lines and features sold per client. The company also introduced enhanced services, including point-to-point, inside wiring, LAN/WAN configuration support and help desk support.
   The breadth and depth of the company's 29-market, 12-state operating footprint can be a significant competitive advantage. During 2003, the company introduced programs that leverage this competitive advantage and position the company to expand into new client segments. In November, Choice One announced a new key accounts program that will focus on the needs of larger clients, particularly multi-location businesses. In December, Choice One entered the residential market, beginning with the launch of residential services across the company's Upstate New York markets.
   Client service and retention continue to be important areas of focus, as the company's base of more than 100,000 clients continues to grow. During 2003, Choice One introduced self-service options for clients desiring to make simple account inquiries at any time of the day or night. The company also developed a client relationship management system that allows for customization of client service based on each client's particular needs. These and other client service initiatives have resulted in an overall 95% client satisfaction rating and have allowed the company to maintain what it believes to be one of the highest client retention rates in the industry. The company's average monthly attrition rate was 1.5% for 2003, and was consistent with 2002.
   The company reduced its overall network cost through ongoing network optimization initiatives and the widespread deployment of lower cost access technologies that leverage the breadth and depth of Choice One's network of switches and collocations. Choice One also benefited from operational scale and continued automation of back-office processes, which contributed to an overall decrease in SG&A expenses during 2003.

   Fourth Quarter Results

   Fourth quarter 2003 revenue was $79.8 million, up 10% from $72.6 million in fourth quarter 2002. Fourth quarter 2002 revenue included a one-time adjustment to reflect the cumulative effect of deferred revenue, which reduced revenue by $4.6 million.
   Network costs for fourth quarter 2003 were $37.1 million, or 46.4% of revenue, compared with $41.0 million, or 56.5% of revenue for fourth quarter 2002. SG&A expenses were $35.0 million, or 43.9% of revenue for fourth quarter 2003, up from $33.2 million, or 45.8% of revenue in fourth quarter 2002. During fourth quarter 2003, Choice One invested in new opportunities intended to accelerate growth, including its key accounts program and residential service offering and increased the total number of its direct sales colleagues. The company had 392 total sales colleagues at December 31, 2003, compared with 364 and 318 at September 30, 2003 and June 30, 2003, respectively.
   Adjusted EBITDA was $7.7 million, or 9.7% of revenue for fourth quarter 2003, compared with an adjusted EBITDA loss of $1.6 million, or (2.3%) of revenue for fourth quarter 2002. The company had $3.4 million of cash flow from operations in fourth quarter 2003, compared with $5.1 million of cash used in operations during fourth quarter 2002. Fourth quarter 2003 was the second consecutive quarter in which Choice One had positive cash flow from operations.
   Capital expenditures of $5.3 million in the fourth quarter were down 39% from fourth-quarter 2002 capital expenditures of $8.8 million. Cash interest expense was $7.5 million in fourth quarter 2003, compared with $7.4 million in fourth quarter 2002.
   Net loss applicable to common stockholders was $37.8 million, or $0.70 per share, for fourth quarter 2003 compared with $50.5 million, or $0.97 per share, for fourth quarter 2002.
   "We exited 2003 positioned to continue building on our strong reputation in the marketplace," said Mr. Dubnik. "We believe the continued sales and marketing of our Select Savings and Select Savings.free product offerings, along with the introduction of our key accounts program and residential service will combine to create growth opportunities within our existing footprint and allow us to compete across a broader client segment."

   Note 1: EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA, as used by the company, also excludes other non-cash charges, such as deferred compensation, and may be different from similarly used measures by other companies. EBITDA and adjusted EBITDA are not substitutes for measures of financial liquidity under generally accepted accounting principles in the United States of America (GAAP). However, management believes that EBITDA and adjusted EBITDA are useful measures of the company's liquidity, its ability to service existing debt, to sustain potential increases in debt and to satisfy capital requirements. Adjusted EBITDA is reconciled to net cash used in operating activities in the attached financial tables.

   Note 2: Cash interest expense, as used by the company, consists of interest expense, net, excluding interest payable in kind (PIK), amortization of deferred financing costs, amortization of discount on long-term debt, accretion and dividends on preferred stock.

   About Choice One Communications

   Headquartered in Rochester, New York, Choice One Communications Inc. (OTCBB: CWON) is a leading Integrated Communications Provider offering voice and data services including Internet solutions, to businesses in 29 metropolitan areas (markets) across 12 Northeast and Midwest states. Choice One reported $323 million of revenue in 2003, has more than 100,000 clients and employs approximately 1,400 colleagues.
   Choice One's markets include: Hartford and New Haven, Connecticut; Rockford, Illinois; Bloomington/Evansville, Fort Wayne, Indianapolis, South Bend/Elkhart, Indiana; Springfield and Worcester, Massachusetts; Portland/Augusta, Maine; Grand Rapids and Kalamazoo, Michigan; Manchester/Portsmouth, New Hampshire; Albany (including Kingston, Newburgh, Plattsburgh and Poughkeepsie), Buffalo, Rochester and Syracuse (including Binghamton, Elmira and Watertown), New York; Akron (including Youngstown), Columbus and Dayton, Ohio; Allentown, Erie, Harrisburg, Pittsburgh and Wilkes-Barre/Scranton, Pennsylvania; Providence, Rhode Island; Green Bay (including Appleton and Oshkosh), Madison and Milwaukee, Wisconsin.
   The company has intra-city fiber networks in the following markets: Hartford, Connecticut; Rockford, Illinois; Bloomington/Evansville, Fort Wayne, Indianapolis, South Bend/Elkhart, Indiana; Springfield, Massachusetts; Grand Rapids and Kalamazoo, Michigan; Albany, Buffalo, Rochester and Syracuse, New York; Columbus, Ohio; Pittsburgh, Pennsylvania; Providence, Rhode Island; Green Bay, Madison and Milwaukee, Wisconsin.
   For further information about Choice One, visit our web site at www.choiceonecom.com or contact us at 1-888-832-5800.

   Forward-Looking Statements

   Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the company intends such forward-looking statements be subject to the safe harbors created thereby. The words "believe", "believes", "expects", "estimates", "anticipates", "will", "will be", "could", "may" and "plans" and the negative or other similar words or expressions identify forward-looking statements made by or on behalf of Choice One Communications Inc. ("the company"). These forward-looking statements are subject to many uncertainties and factors that may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, continued compliance with covenants for borrowing under our bank credit facility, availability of financing, availability of significant operating cash flows, continued availability of regulatory approvals, the number of potential customers and average revenue for such customers in a market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the company's business, changes in the competitive climate in which the company operates and the emergence of future opportunities, all of which could cause actual results and experiences to vary significantly from the company's current business plan and to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Risk Factors" and elsewhere in the company's Annual Report on Form 10-K for the year ended December 31, 2002, Registration No. 000-29279, filed with the Securities and Exchange Commission on March 31, 2003.

            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
      (Dollars in thousands, except share and per share amounts)

                                            December 31, December 31,
                                               2003          2002
                                           ------------- -------------
                                            (unaudited)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                     $16,238       $29,434
  Accounts receivable, net                       30,859        43,215
  Prepaid expenses and other current
   assets                                         3,251         2,298
                                           ------------- -------------
     Total current assets                        50,348        74,947

PROPERTY AND EQUIPMENT
  Property and equipment                        479,556       467,214
  Less:  accumulated depreciation              (184,133)     (130,503)
                                           ------------- -------------
     Property and equipment, net                295,423       336,711

Intangible assets, net of accumulated
 amortization                                    32,601        47,479
Other assets                                      5,096         4,813
                                           ------------- -------------
     Other assets, net                           37,697        52,292

                                           ------------- -------------
  Total assets                                 $383,468      $463,950
                                           ============= =============


LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Current portion of capital leases for
   indefeasible rights to use fiber (IRU)          $962          $461
  Current portion of long-term bank debt         12,220             -
  Accounts payable                                7,762        14,717
  Accrued expenses                               42,627        58,381
                                           ------------- -------------
     Total current liabilities                   63,571        73,559

LONG-TERM DEBT AND OTHER LIABILITIES
  Long-term debt
     Senior credit facility (1)                 387,379       392,264
     Subordinated notes  (2)                    232,377       203,677
  Interest rate swaps                            13,500        19,308
  Redeemable Series A preferred stock,
   $0.01 par value, 340,000 shares
   authorized; 251,588 shares issued
   and outstanding at December 31, 2003
   and December 31, 2002, respectively(3)       295,990             -
  Long term capital leases for indefeasible
   rights to use fiber                           32,037        31,968
  Other long-term liabilities                     3,609         3,581
                                           ------------- -------------
     Total long-term debt and other
      liabilities                               964,892       650,798

REDEEMABLE PREFERRED STOCK
  Series A Preferred stock, $0.01 par value,
   340,000 shares authorized; 251,588 shares
   issued and outstanding at December 31,
   2003 and December 31, 2002, respectively (3)       -       243,532


STOCKHOLDERS' DEFICIT
  Undesignated preferred stock, $0.01 par
   value, 4,600,000 shares authorized, no
   shares issued and outstanding                      -             -
  Common stock, $0.01 par value; 150,000,000
   shares authorized, 44,261,052 and
   42,478,396 shares issued at December 31,
   2003 and December 31, 2002, respectively         443           425
  Treasury stock, 135,415 shares, at cost,
   at December 31, 2003 and
   December 31, 2002                               (473)         (473)
  Additional paid-in capital                    475,179       498,439
  Deferred compensation                            (962)         (391)
  Accumulated other comprehensive loss          (13,500)      (19,308)
  Accumulated deficit                        (1,105,682)     (982,631)
                                           ------------- -------------
     Total stockholders' deficit               (644,995)     (503,939)

                                           ------------- -------------
     Total liabilities and stockholders'
      deficit                                  $383,468      $463,950
                                           ============= =============


Notes:

(1) The senior credit facility includes discount on issuance of $3.6 million and $ 4.1 million at December 31, 2003 and December 31, 2002, respectively. The discount is associated with the Term C loan financing which closed in September 2002.

(2) The subordinated notes include discount on issuance of $2.2 million and $2.8 million at December 31, 2003 and December 31, 2002, respectively. The subordinated notes also include the accrued interest which is payable-in-kind (PIK). Accrued PIK interest, included in the subordinated notes, was $4.2 million and $3.7 million at December 31, 2003 and December 31, 2002, respectively.

(3) During the third quarter of 2003, the Company reclassified its Series A Redeemable Preferred Stock in accordance with SFAS No. 150.


            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)

                     Three Months  Three Months
                        Ended         Ended       Dollar     Percent
                     December 31,  December 31, Increase/   Increase/
                        2003          2002      (Decrease)  (Decrease)
                    -------------- ------------ ----------------------
                     (unaudited)   (unaudited)

REVENUE   (1)             $79,780      $72,554     $7,226          10%

OPERATING EXPENSES
   Network costs           37,054       40,963    $(3,909)        -10%
   Selling, general
    and administrative     34,985       33,236      1,749           5%
   Non-cash compensation      145          141          4           3%
   Gain on disposition
    of assets                 (12)         (81)        69          85%
   Depreciation and
    amortization           14,588       19,911     (5,323)        -27%
                    -------------- ------------ ---------- -----------
      Total
       operating
       expenses            86,760       94,170     (7,410)         -8%
                    -------------- ------------ ---------- -----------

      Loss from
       operations          (6,980)     (21,616)   (14,636)        -68%

OTHER (EXPENSE) INCOME:
   Interest
    expense, net (2)      (16,908)     (16,799)       109           1%
   Accretion of
    preferred stock(3)     (3,071)           -      3,071         100%
   Accrued dividends
    on preferred
    stock (3)             (10,824)           -     10,824         100%
                    --------------------------------------------------

   Other (expense)
    income                (30,803)     (16,799)    14,004          83%
                    -------------- ------------ ---------- -----------

NET LOSS                 $(37,783)    $(38,415)     $(632)         -2%
                    ============== ============ ========== ===========

   Accretion of
    preferred stock (3)         -        2,680     (2,680)       -100%
   Accrued dividends
    on preferred
    stock (3)                   -        9,433     (9,433)       -100%

                    -------------- ------------ ---------- -----------
NET LOSS APPLICABLE
 TO COMMON
 STOCKHOLDERS            $(37,783)    $(50,528)  $(12,745)        -25%
                    ============== ============ ========== ===========

NET LOSS PER SHARE,
 basic and diluted         $(0.70)      $(0.97)    $(0.27)        -28%
                    ============== ============ ==========

WEIGHTED AVERAGE
 NUMBER
   OF SHARES
    OUTSTANDING
    (000s), basic
    and diluted            54,053       52,340
                    ============== ============


Notes:

(1) During the fourth quarter of 2002, the company recorded a one-time negative adjustment to revenue in the amount of $4.6 million to establish deferred revenue for the cumulative amount of billings for monthly recurring line charges and calling features.

(2) A reconciliation to cash interest expense:




                                           Three months  Three months
                                              ended         ended
                                             December     December
                                             31, 2003     31, 2002
                                            -----------  -----------

   Other (expense) income                     $(30,803)    $(16,799)
        Interest payable in-kind on
        subordinated notes and Term C loan       8,031        7,756
        Amortization of deferred
        financing costs                          1,050        1,404
        Amortization of discount on long-term
        debt                                       291          261
        Accretion of preferred stock             3,071            -
        Dividends on preferred stock            10,824            -
                                            -----------  -----------
   Cash interest expense                       $(7,536)     $(7,378)
                                            ===========  ===========


(3) In accordance with SFAS No. 150, accretion of and dividends on Redeemable Series A Preferred Stock are now included as a component of Net Loss as of July 1, 2003.


            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)


                     Twelve Months   Twelve Months
                          Ended        Ended      Dollar    Percent
                       December 31, December 31,  Increase/  Increase/
                          2003          2002     (Decrease) (Decrease)
                       -----------  ----------- ----------- ----------
                        (unaudited)  (unaudited)

REVENUE   (1)             $322,891     $290,780    $32,111         11%

OPERATING EXPENSES
      Network costs        157,738      163,887     (6,149)        -4%
      Selling, general
       and administrative  128,987      157,630    (28,643)       -18%
      Non-cash management
       ownership allocation
       charge                    -        5,050     (5,050)      -100%
      Non-cash deferred
       compensation            951       10,915     (9,964)       -91%
      Loss on disposition
       of assets               230          733       (503)       -69%
      Impairment loss on
       long-lived assets (2)     -      294,524   (294,524)      -100%
      Restructuring
       (credits)/costs (3)    (535)       5,282     (5,817)      -110%
      Depreciation and
       amortization         64,691       71,046     (6,355)        -9%
                        -----------  ----------- ---------- ----------
        Total operating
         expenses          352,062      709,067   (357,005)       -50%
                        -----------  ----------- ---------- ----------

        Loss from
         operations        (29,171)    (418,287)  (389,116)       -93%

OTHER INCOME/(EXPENSE):
      Interest expense,
       net (4)             (66,659)     (61,172)     5,487          9%
      Accretion of
       preferred stock (5)  (5,974)           -      5,974        100%
      Accrued dividends on
       preferred stock (5) (21,283)           -     21,283        100%
      Miscellaneous income      36            -        (36)       100%
                        -----------  ----------- ---------- ----------

      Other (expense)
       income              (93,880)     (61,172)   (32,708)       -53%
                        -----------  ----------- ---------- ----------

NET LOSS                 $(123,051)   $(479,459) $(356,408)       -74%
                        ===========  =========== ========== ==========

      Accretion on
       preferred stock       5,334        8,802     (3,468)       -39%
      Accrued dividends
       on preferred stock   19,867       35,860    (15,993)       -45%

                        -----------  ----------- ---------- ----------
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS     $(148,252)   $(524,121) $(375,869)       -72%
                        ===========  =========== ========== ==========

NET LOSS PER SHARE,
 basic and diluted       $   (2.75)   $  (11.50) $   (8.75)       -76%
                        ===========  =========== ==========

WEIGHTED AVERAGE NUMBER
   OF SHARES OUTSTANDING
    (000s), basic and
    diluted                 53,893       45,583
                        ===========  ===========


Notes:

(1) During the fourth quarter of 2002, the company recorded a one-time negative adjustment to revenue in the amount of $4.6 million to establish deferred revenue for the cumulative amount of billings for monthly recurring line charges and calling features.

(2) During the second quarter of 2002, the company determined that certain intangible assets became impaired as defined under SFAS No. 142 and SFAS No. 144.

(3) During 2002, the company committed to a plan that included certain network optimization projects and exiting the Ann Arbor/Lansing, Michigan market. In connection with the plan, the company recorded a restructuring charge of approximately $5.3 million. During February 2003, the company modified a portion of our restructuring plan related to reduced reliance on certain collocations. As the company engaged in these restructuring actions during the first quarter of 2003, it learned that additional costs would be charged to it by the established telephone companies regarding anticipated collocation closings. Based on this new information, the company reduced the number of collocation sites that will be affected. As a result, the company modified a portion of its restructuring plan and reversed approximately $0.7 million in restructuring costs. At the same time, the company increased the restructuring for costs that became known during the first quarter for severance and other network facility items.

(4) A reconciliation to cash interest expense:


                              Twelve months ended  Twelve months ended
                               December 31, 2003     December 31, 2002
                              -------------------  -------------------

Other (expense) income         $    (93,880)        $     (61,172)
    Interest payable in-kind on
     subordinated notes,
     Term C loan and IRUs            31,486                25,944
    Amortization of deferred
     financing costs                  4,381                 4,500
    Amortization of discount
     on long-term debt                1,119                   683
    Accretion of
     preferred stock                  5,974                     -
    Dividends on preferred
     stock                           21,283                     -
                                  -----------             -----------
    Cash interest expense      $    (29,637)        $     (30,045)
                                  ===========             ===========


(5) In accordance with SFAS No. 150, accretion of and dividends on Redeemable Series A Preferred Stock are now included as a component of Net Loss as of July 1, 2003.


            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
 ADJUSTED EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND AMORTIZATION
                               (EBITDA)
                          AND FREE CASH FLOW
                        (Dollars in thousands)



                                         Three Months    Three Months
                                            Ended           Ended
                                          December 31,    December 31,
                                             2003           2002
                                          -----------    -----------
                                          (unaudited)    (unaudited)

Net cash provided
 by/(used in)
 operating activities                      $  3,448       $  (5,092)

Adjustments to
 reconcile:
   Changes in assets and liabilities         (3,240)         (3,931)

Less net cash interest
 expense:
   Other (expense) income                    30,803          16,799
   Amortization of deferred financing costs  (1,050)         (1,404)
   Amortization of discount on long-term debt  (291)           (261)
   Interest payable in-kind on long-term
    debt and IRUs                            (8,031)         (7,756)
   Accretion of preferred stock              (3,071)              -
   Dividends on preferred stock             (10,824)              -
                                         -----------     -----------
Net cash interest expense                     7,536           7,378

                                         -----------     -----------
Adjusted EBITDA, as reported               $  7,744       $  (1,645)
                                         ===========     ===========

            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
 ADJUSTED EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND AMORTIZATION
                               (EBITDA)
                          AND FREE CASH FLOW
                        (Dollars in thousands)



                                          Twelve Months  Twelve Months
                                              Ended         Ended
                                           December 31,   December 31,
                                               2003          2002
                                           -----------   -----------
                                             (unaudited)  (unaudited)

 Net cash used in operating activities     $   (3,678)   $   (55,110)

 Adjustments to reconcile:
   Changes in assets and liabilities           10,207        (10,954)

 Less net cash interest expense:
   Other (expense) income                      93,880         61,172
 Amortization of deferred financing costs      (4,381)        (4,500)
 Amortization of discount on long-term debt    (1,119)          (683)
 Interest payable in-kind on long-term debt
  and IRUs                                    (31,486)       (25,944)
 Accretion of preferred stock                  (5,974)             -
 Dividends on preferred stock                 (21,283)             -
                                           -----------   -----------
 Net cash interest expense                     29,637         30,045

 Specific bad debt reserves                         -         15,416
 Other non-cash charges                             -            571
 Restructuring charge                               -          5,282
                                           -----------   -----------
 Adjusted EBITDA, as reported              $   36,166    $   (14,750)
                                           ===========   ===========


    CONTACT: Choice One
             Lisa Schnorr, 585-530-2965
             lschnorr@choiceonecom.com